Exhibit 21.1
List of Subsidiaries of Oasis Petroleum Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Oasis Petroleum LLC	Delaware

Oasis Petroleum North America LLC	Delaware

Oasis Petroleum Permian LLC	Delaware

Oasis Petroleum Marketing LLC	Delaware

Oasis Well Services LLC	Delaware

Oasis Midstream Services LLC	Delaware

OMS Holdings LLC	Delaware

OMP GP LLC	Delaware

Oasis Midstream Partners LP	Delaware

OMP Operating LLC	Delaware

Bobcat DevCo LLC	Delaware

Beartooth DevCo LLC	Delaware

Bighorn DevCo LLC	Delaware

Panther DevCo LLC	Delaware